SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME: Epiphany Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

      306 W. 7th Street
      Suite 616
      Fort Worth, Texas  76102

TELEPHONE NUMBER:

      (800) 944-4606

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

      Samuel J. Saladino III
      306 W. 7th Street
      Suite 616
      Fort Worth, Texas  76102

CHECK APPROPRIATE BOX:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

            /X/Yes      / /No

                                   SIGNATURES

      Pursuant to the requirements of Investment Company Act of 1940, the President of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Fort Worth and State of Texas on this 16 day of October, 2006.

ATTEST:                                    Epiphany Funds

       /s/ Adam E. Auten                           /s/ Samuel J. Saladino
-------------------------------------      -------------------------------------
By: Adam E. Auten, Secretary               By: Samuel J. Saladino III, President